Exhibit 23

CONSENT OF REGISTERED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (File No. 333-71068) effective October 5, 2001, and (ii) Form S-8 (File No. 333-132944) effective April 3, 2006, of Proginet Corporation of our report dated September 28,2009, relating to the financial statements which appear in this Annual report in this Form 10-K.

BDO SEIDMAN, LLP

Melville, New York
September 28, 2009